April 27, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549

Dear Sirs/Madams:

We have read BRF S.A.’s disclosure pursuant to item 16.F (a) of Form 20-Fregarding “Change in Independent Certified Accountant” of BRF S.A.’s Annual Report on Form 20-F for the year ended December 31, 2017. We agree with the statements made in relation to Ernst & Young Auditores Independentes S.S. We have no basis on which to agree or disagree with other statements of BRF S.A. contained therein.

Yours truly,

/s/ ERNST & YOUNG Auditores Independentes S.S.

São Paulo, Brazil

April 27, 2018